Exhibit 2.3

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

by and among

SERVICEMASTER GLOBAL HOLDINGS, INC.,

THE SERVICEMASTER COMPANY, LLC,

TRUGREEN LIMITED PARTNERSHIP

and

TRUGREEN HOLDING CORPORATION

dated as of January 14, 2014

ii

Employee Matters Agreement

This Employee Matters Agreement (this “Agreement”) is dated as of January 14, 2014, and is made and entered into by and among The ServiceMaster Company, LLC, a Delaware limited partnership (“ServiceMaster”), TruGreen Limited Partnership, a Delaware limited partnership (“TruGreen”), solely for purposes of Section 2.2(ii) and Article VI, ServiceMaster Global Holdings, Inc., a Delaware corporation (“Holdings”) and, solely for purposes of Section 2.2(iii) and Article VI, TruGreen Holding Corporation, a Delaware corporation (“Controlled”) (each a “Party” and together, the “Parties”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation and Distribution Agreement (as defined below).

Recitals

WHEREAS, the Parties are parties to that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, pursuant to the Separation and Distribution Agreement, the Parties agreed to separate the TG Business from ServiceMaster, and following such separation, the TG Business will be owned, operated and conducted, directly or indirectly, by TruGreen; and

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Parties have agreed to enter into this Agreement for the purposes of (i) addressing the treatment of TruGreen Employees and their participation in employee benefit programs of ServiceMaster following the Business Separation; (ii) addressing the treatment of TruGreen Employees and their participation in employee benefit plans and programs that will be implemented at TruGreen or its Subsidiaries in connection with the Business Separation for the benefit of such employees and (iii) allocating assets, liabilities, rights and responsibilities with respect to employee compensation and benefits and certain other employment matters as a result of separation of the TG Business from ServiceMaster pursuant to the terms of the Separation and Distribution Agreement, including, without limitation, liabilities, rights and responsibilities with respect to ServiceMaster Awards and TruGreen Awards held by ServiceMaster Employees and TruGreen Employees following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation and Distribution Agreement, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.                                 Certain Definitions

“Agreement” means this Employee Matters Agreement, and all exhibits, schedules, appendices and annexes hereto.

“Annual Bonus Plan” means the ServiceMaster Annual Bonus Plan for 2013, as the plan is amended from time to time.

“COBRA” has the meaning ascribed to it in Section 4.2.

“Combined Group Employee” means any employee of ServiceMaster and its Subsidiaries, including TruGreen, immediately prior to the completion of the Business Separation.

“FICA” has the meaning ascribed to it in Section 2.6.

“FUTA” has the meaning ascribed to it in Section 2.6.

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any TruGreen Employee.

“Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to employees, or former employees of TruGreen or ServiceMaster, as the case may be, in respect to their services for ServiceMaster and its Subsidiaries or TruGreen and its Subsidiaries.

“ServiceMaster 401(k) Plan” means the ServiceMaster Profit Sharing and Retirement Plan, as in effect or as it may be amended from time to time.

“ServiceMaster Awards” means awards of ServiceMaster Common Stock, ServiceMaster DSUs, ServiceMaster RSUs and ServiceMaster Options, in each case awarded to Combined Group Employees under the ServiceMaster MSIP prior to the Distribution Date.

“ServiceMaster Common Stock” means the common stock of Holdings, par value $0.01 per share.

“ServiceMaster Conversion Ratio” means the fair market value (as determined by the Board of Holdings in connection with the transactions contemplated by the Separation and Distribution Agreement) of a share of ServiceMaster Common Stock immediately after the Distribution Effective Time divided by the fair market value (as determined by the Board of Holdings in connection with the transactions contemplated by the Separation and Distribution Agreement) of a share of ServiceMaster Common Stock immediately before the Distribution Effective Time.

“ServiceMaster DCP” means the ServiceMaster Deferred Compensation Plan, as in effect or as it may be amended from time to time.

“ServiceMaster DSU” means a deferred share unit, granted under the ServiceMaster MSIP, representing the right to receive one share of ServiceMaster Common Stock.

“ServiceMaster Employee” means any individual who, prior to the Business Separation, is employed by ServiceMaster or its Subsidiaries (other than TruGreen and its Subsidiaries), who is not a TruGreen Employee and whose name does not appear on Schedule A.  Following the Business Separation, ServiceMaster Employees shall be employed by ServiceMaster and its Subsidiaries.  For the avoidance of doubt, a Transition Employee shall be treated as a ServiceMaster Employee until his or her Transfer Date.

“ServiceMaster MSIP” shall mean the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as in effect or as it may be amended from time to time.

“ServiceMaster Option” means an option, granted under the ServiceMaster MSIP, to purchase shares of ServiceMaster Common Stock.

“ServiceMaster Plan” means any Plan maintained or sponsored by ServiceMaster or its Subsidiaries at any time on or prior to the Business Separation.

“ServiceMaster RSU” means a restricted stock unit or performance restricted stock unit, in either case granted under the ServiceMaster MSIP, representing the right to receive one share of ServiceMaster Common Stock.

“ServiceMaster Welfare Plans” has the meaning ascribed to it in Section 4.1.

“Transfer Date” has the meaning ascribed to it in Section 9.1.

“Transition Employees” has the meaning ascribed to it in Section 9.1.

“Transition Services Agreement” means the Transition Services Agreement entered into by ServiceMaster and TruGreen on the date hereof.

“TruGreen 401(k) Plan” has the meaning ascribed to it in Section 5.1.

“TruGreen Awards” means awards of TruGreen Common Stock, TruGreen DSUs, TruGreen RSUs and TruGreen Options, in each case granted to Combined Group Employees in connection with the Distribution and subject to the terms set forth in the documentation evidencing such TruGreen Award.

“TruGreen Common Stock” means the common stock of Controlled, par value $0.01 per share.

“TruGreen Conversion Ratio” means the fair market value (as determined by the Board of Holdings in connection with the transactions contemplated by the Separation and Distribution Agreement) of a share of TruGreen Common Stock immediately after the Distribution Effective Time divided by the fair market value (as determined by the Board of Holdings in connection with the transactions contemplated by the Separation and Distribution Agreement) of a share of ServiceMaster Common Stock immediately before the Distribution Effective Time

“TruGreen DCP” has the meaning ascribed to it in Section 8.1.

“TruGreen DSU” means a deferred share unit, issued in connection with the Distribution and subject to the terms set forth in the documentation evidencing such TruGreen DSUs, representing the right to receive one share of TruGreen Common Stock.

“TruGreen Employee” means, immediately prior to the Business Separation, (i) any individual who is employed by TruGreen, the TG Operating Entities or any of their respective Subsidiaries and (ii) any individual who is listed on Schedule A hereto.  Following the Business Separation, and subject to the terms of this Agreement, TruGreen Employees shall be employed by TruGreen or its Subsidiaries.

“TruGreen Mirror Plans” means the TruGreen Welfare Plans, the TruGreen 401(k) Plan and the TruGreen DCP which plans have or will be established and adopted by TruGreen in connection with the Business Separation pursuant to the terms provided for in this Agreement.

“TruGreen Option” means an option, issued in connection with the Distribution and subject to the terms set forth in the documentation evidencing such TruGreen Option, to purchase shares of TruGreen Common Stock.

“TruGreen Plan” means any Plan maintained or sponsored by TruGreen or any of its Subsidiaries for the benefit of any TruGreen Employee.

“TruGreen RSU” means a restricted stock unit or performance restricted stock unit, in either case issued in connection with the Distribution and subject to the terms set forth in the documentation evidencing such TruGreen RSU, representing the right to receive one share of TruGreen Common Stock.

“TruGreen SIP” means the TruGreen Stock Incentive Plan, which will be adopted by Controlled on or before the Distribution Date.

“TruGreen Welfare Plans” has the meaning ascribed to it in Section 4.2(a).

ARTICLE II.

EMPLOYEES AND GENERAL PRINCIPLES

Section 2.1.                                 Employing Entity.  On or prior to the completion of the Business Separation, ServiceMaster and TruGreen shall take or cause to be taken all actions necessary to cause the ServiceMaster Employees to be employed by the SVM Group as of the completion of the Business Separation and the TruGreen Employees to be employed by the TG Group as of the completion of the Business Separation.

Section 2.2.                                 Employee Liabilities Generally.

Except as provided in this Agreement, the SVM Group shall be responsible for the Liabilities arising in connection with the employment by the SVM Group or the TG Group of the ServiceMaster Employees before, on and after the completion of the Business Separation and, as of the completion of the Business Separation, the SVM Group shall assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms all such Liabilities.  Except as provided in this Agreement, the TG Group shall be responsible for the Liabilities arising in connection with the employment by the SVM Group or the TG Group of the TruGreen Employees before, on and after the completion of the Business Separation and, as of the completion of the TG Operating Entities Contribution, TruGreen and Controlled shall assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms all such Liabilities.

Notwithstanding the foregoing, to the extent that

(i)                                     any benefit is provided to any Combined Group Employee under or through an employee benefit plan intended to be qualified under Section 401(a) of the Code, the Liabilities for such benefits shall first be payable from such plan and, to the extent the assets of such plan or any underlying trust or other funding vehicle are not sufficient to satisfy such Liabilities, as determined in accordance with applicable law;

(ii)                                  subject to Article VI, compensation is payable to any such Combined Group Employee in the form of an equity interest in the common stock of Holdings (and not under an employee benefit plan described in subclause (i)), such compensation shall be provided by Holdings;

(iii)                               subject to Article VI, compensation is payable to any such Combined Group Employee in the form of an equity interest in the common stock of Controlled (and not under an employee benefit plan described in subclause (i)), such compensation shall be provided by Controlled;

(iv)                              any liability is listed on Schedule B, the SVM Group shall be responsible for such Liabilities; and

(v)                                 any benefit or compensation (including any benefit or compensation otherwise described in either subclause (i), (ii) or (iii)) payable to, or any other Liability in respect of, any such Combined Group Employee that is expressly allocated to a Party pursuant to the terms of this Agreement, such specific allocation shall control.

Except to the extent otherwise expressly provided under this Agreement, neither the Business Separation nor the Distribution will affect the allocation of any Liabilities with respect to any Combined Group Employee by and between the Parties.

Section 2.3.                                 TruGreen Employee Participation in ServiceMaster Plans.

Except as provided in this Agreement or in the Transition Services Agreement, TruGreen Employees shall cease to participate in the ServiceMaster Plans as of the completion of the Business Separation.

Section 2.4.                                 General Principles.

(a)                                 Non-Termination of Employment or Benefits.  Except as provided in this Agreement or as otherwise required by applicable law or Individual Agreement, no provision of this Agreement or the Separation and Distribution Agreement shall be construed to accelerate any vesting of or create any right or entitlement to any compensation or benefit whatsoever on the part of any Combined Group Employee.  Without limiting the generality of the foregoing, except as may be provided in an Individual Agreement, neither the Business Separation nor the Distribution shall cause any Combined Group Employee to be deemed to have incurred a termination of employment or shall have created any entitlement to any severance benefits or the commencement of any other benefits under any ServiceMaster Plan or any Individual Agreement.

(b)                                 No Right to Continued Employment.  Nothing contained in this Agreement shall confer any right to continued employment on any Combined Group Employee.  Except as provided in this Agreement, this Agreement shall not limit the ability of the SVM Group or the TG Group to change the position, compensation or benefits of any of its employees for performance-related, business, or any other reason or require any such entity to continue the employment of any such employee for any particular period of time; provided that the TG Group shall bear all Liability associated with any such termination of employment or modification of terms and conditions of employment with respect to any TruGreen Employee and, subject to Article IX of this Agreement, the SVM Group shall bear all Liability associated with any such termination of employment or modification of terms and conditions of employment with respect to any ServiceMaster Employee.

Section 2.5.                                 Reimbursement.

(a)                                 By TruGreen and Controlled.  From time to time after the completion of the Business Separation, TruGreen and Controlled shall promptly reimburse ServiceMaster and Holdings for the cost of any obligations or Liabilities that ServiceMaster and Holdings elect to, or are compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the TG Group.  ServiceMaster and Holdings shall invoice TruGreen and Controlled after the end of each fiscal month for all such costs (if any) in such fiscal month.  TruGreen and Controlled shall pay any amounts due by TruGreen and Controlled hereunder in immediately available funds within 30 days of TruGreen’s and Controlled’s receipt of each invoice therefor.  Any amount not paid within 30 days after the date when payable shall bear interest at the Applicable Rate (as defined in the Transition Services Agreement) from the date such amount is due.  TruGreen and Controlled shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to ServiceMaster and Holdings (on account of any obligation owed by ServiceMaster and Holdings, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided, that in the event TruGreen and Contolled dispute any amount on an invoice, TruGreen and Controlled shall notify ServiceMaster and Holdings in writing within 20 days after TruGreen’s and Controlled’s receipt of such invoice and shall describe in detail the reason for disputing such amount, provide any documents or other materials supporting its dispute, and will be entitled to withhold only the amount in dispute during the pendency of the dispute.  TruGreen and Controlled shall cause the timely payment of the undisputed portion of each invoice in the manner set forth in this Agreement and shall be subject to late charges at the Applicable Rate and any other costs incurred by ServiceMaster and Holdings pursuant to this Section 2.5(a) on any amount that is unsuccessfully disputed.

(b)                                 By ServiceMaster and Holdings.  From time to time after the completion of the Business Separation, ServiceMaster and Holdings shall promptly reimburse TruGreen and Controlled for the cost of any obligations or Liabilities that TruGreen and Controlled elect to, or are compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the SVM Group.  TruGreen and Controlled shall invoice ServiceMaster and Holdings after the end of each fiscal month for all such costs (if any) in such fiscal month.  ServiceMaster and Holdings shall pay any amounts due by ServiceMaster and Holdings hereunder in immediately available funds within 30 days of ServiceMaster’s and Holdings’s receipt of each invoice therefor.  Any amount not paid within 30 days after the date when payable shall bear interest at the Applicable Rate (as defined in the Transition Services Agreement) from the date such amount is due.  ServiceMaster and Holdings shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to TruGreen and Controlled (on account of any obligation owed by the TG Group, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided, that in the event ServiceMaster and Holdings dispute any amount on an invoice, ServiceMaster and Holdings shall notify TruGreen and Controlled in writing within 20 days after ServiceMaster’s and Holdings’s receipt of such invoice and shall describe in detail the reason for disputing such amount, provide any documents or other materials supporting its dispute, and will be entitled to withhold only the amount in dispute during the pendency of the dispute.  ServiceMaster and Holdings shall cause the timely payment of the undisputed portion of each invoice in the manner set forth in this Agreement and shall be subject to late charges at the Applicable Rate and any other costs incurred by TruGreen and Controlled pursuant to this Section 2.5(b) on any amount that is unsuccessfully disputed.

Section 2.6.                                 Payroll and Related Taxes.  Subject to the services to be performed by ServiceMaster pursuant to the Transition Services Agreement, with respect to the portion of the tax year ending on and including the Business Separation, ServiceMaster will (i) be responsible for all payroll obligations, tax withholding and reporting obligations regarding, and (ii) furnish a Form W-2 or similar earnings statement to, all TruGreen Employees who were employed by the SVM Group or the TG Group during such period.  Subject to the services to be performed by ServiceMaster pursuant to the Transition Services Agreement, with respect to the remaining portion of the tax year, the TG Group will (i) be responsible for all payroll obligations, tax withholding and reporting obligations regarding, all TruGreen Employees, and (ii) furnish a W-2 or similar earning statement to, all TruGreen Employees.  With respect to each affected TruGreen Employee, the SVM Group and the TG Group shall, and shall cause their respective Affiliates to (to the extent practicable and to the extent permitted by applicable Law) (i) treat TruGreen (or the applicable member of the TG Group) as a “successor employer” and treat ServiceMaster (or the applicable member of the SVM Group) as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Business Separation with respect to each such TG Employee for the tax year during which the Business Separation occurs, and (iii) file tax returns, exchange wage payment information and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such TG

Employee for the tax year in which the Business Separation occurs, in a manner provided in Section 4.02(1) of Revenue Procedure 2004-53.

ARTICLE III.

TRUGREEN PLANS GENERALLY

Section 3.1.                                 Establishment of TruGreen Mirror Plans.

(a)                                 Mirror Plans.  TruGreen shall have adopted, or shall have caused to be adopted, the following TruGreen Mirror Plans, effective as of the completion of the Business Separation: the TruGreen Welfare Plans, the TruGreen 401(k) Plan, and the TruGreen Deferred Compensation Plan.  TruGreen or its Subsidiaries shall become the plan sponsor of, and from and after the date of adoption of each Plan, shall have sole responsibility for each TruGreen Mirror Plan.  Except as provided in this Agreement, each TruGreen Mirror Plan shall be substantially similar in all material respects to the corresponding ServiceMaster Plan as in effect immediately prior to the adoption of such TruGreen Mirror Plan (including, without limitation, the right of the sponsor and/or the participating employers to modify, amend, alter or terminate any such Plan).

(b)                                 Stand Alone TruGreen Plans.  To the extent that, at the completion of the Business Separation, TruGreen or its Subsidiaries maintain any Plans and programs for its employees that are separate and distinct from the ServiceMaster Plans, TruGreen and its Subsidiaries shall continue to maintain, operate and contribute to the separate Plans and programs in accordance with their terms.

Section 3.2.                                 Terms of Participation by TruGreen Employees

(a)                                 Right and Entitlements.  Subject to the express terms and conditions of this Agreement and the Transition Services Agreement, each of the TruGreen Mirror Plans shall be, with respect to TruGreen Employees who are participants in such Plan, the successors in interest to and shall recognize rights and entitlements under the corresponding ServiceMaster Plans in effect as of the completion of the Business Separation in which such TruGreen Employees participated prior to the completion of the Business Separation.  The Parties agree that TruGreen Employees are not entitled to receive duplicative benefits for the same periods of service from the ServiceMaster Plans and the TruGreen Plans.  Notwithstanding anything in this Section 3.2(a) to the contrary (but subject to the provisions of Section 3.2(b)), if in the reasonable determination of ServiceMaster requiring any TruGreen Mirror Plan to replicate each right or entitlement under the corresponding ServiceMaster Plan (i) would result in an unreasonable administrative burden on, or in an unreasonable expense for, TruGreen and its Subsidiaries, or (ii) conflict with any provision of applicable law, the applicable TruGreen Mirror Plan may provide the eligible TruGreen Employees with rights and entitlements that are substantially comparable in the aggregate to those previously in effect under the corresponding ServiceMaster Plan.

(b)                                 Service and Other Factors Determining Benefits.  With respect to TruGreen Employees, each TruGreen Mirror Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the completion of the Business Separation, were recognized under the corresponding ServiceMaster Plan (for periods immediately before the completion of the Business Separation) shall receive full recognition, credit, and validity and be taken into account under such TruGreen Mirror Plan to the same extent as though arising under such TruGreen Mirror Plan, except to the extent that duplication of benefits would result.  Notwithstanding the immediately preceding sentence, in no event shall the crediting of service or any other action taken pursuant to the immediately preceding sentence result in the duplication of benefits for any Combined Group Employee under any ServiceMaster Plan and any TruGreen Plan.  All beneficiary designations made by TruGreen Employees under the corresponding ServiceMaster Plan shall be transferred to and be in full force and effect under the corresponding TruGreen Mirror Plans until such beneficiary designations are replaced or revoked by the TruGreen Employees who made the beneficiary designation.

(c)                                  Power to Amend.  Notwithstanding the foregoing provisions of this Section 3.2, nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude TruGreen or its Subsidiaries from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any TruGreen Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any TruGreen Plan.

Section 3.3.                                 Time Off Benefits.  As of the completion of the Business Separation, TruGreen or its Subsidiaries shall credit (or shall continue to credit) each TruGreen Employee with the amount of accrued but unused vacation time, paid time off and other time off benefits as such TruGreen Employee had with the SVM Group and the TG Group immediately prior to the completion of the Business Separation.  (For the avoidance of doubt, none of the transactions contemplated in this Agreement or the Separation and Distribution Agreement shall entitle any TruGreen Employee to a payment in respect of accrued but unused vacation time, paid time off, or other time off benefits.)  Following the completion of the Business Separation, TruGreen Employees shall be subject to vacation and paid time off policies of TruGreen or its Subsidiary employing the TruGreen Employee.

Section 3.4.                                 We Listen Dispute Resolution Plan.  Commencing on January 1, 2009, ServiceMaster, on behalf of itself and its Subsidiaries and Affiliates, entered into agreements with all employees to use the We Listen Dispute Resolution Plan (“We Listen”) as the sole and exclusive program to resolve disputes through several resolution steps and finally by binding arbitration.  The We Listen program includes the original

2009 program, as well as amendments in 2012 and 2013.  As of the completion of the Business Separation, ServiceMaster assigns its rights under We Listen to TruGreen, and TruGreen assumes the obligations of ServiceMaster under We Listen as to all TruGreen Employees and applicants for employment with TruGreen, as well as for all Transition Employees for claims arising after their employment by the TG Group or its subsidiaries.

ARTICLE IV.

HEALTH AND WELFARE

Section 4.1.                                 Assumption of Health and Welfare Plans.

(a)                                 Cessation of Coverage in ServiceMaster Plans.  ServiceMaster maintains health and welfare plans for the benefit of eligible Combined Group Employees (the “ServiceMaster Welfare Plans”).  Subject to the services, if any, to be performed by ServiceMaster pursuant to the Transition Services Agreement, on the completion of the Business Separation, each person who is a TruGreen Employee on such date shall cease to be covered under the ServiceMaster Welfare Plans.

(b)                                 Claims Arising Prior to Completion of the Business Separation.  On or after the completion of the Business Separation, ServiceMaster or the ServiceMaster Welfare Plans shall remain responsible for all Liabilities in respect of or relating to TruGreen Employees relating to claims or expenses incurred under the ServiceMaster Welfare Plans on or prior to the completion of the Business Separation.  For purposes of the foregoing sentence, to the extent that an eligible beneficiary under any such ServiceMaster Welfare Plan commences a hospital confinement on or prior to the completion of the Business Separation that continues after the completion of the Business Separation, all expenses related to such hospitalization (including any related services that are incurred during the period of the same continuous hospital confinement) shall be considered part of the claim incurred on or prior to the completion of the Business Separation.  All other claims shall be deemed incurred on the date the actual expense is incurred.

(c)                                  No Transfer of Assets Pertaining to Welfare Plans.  Nothing in this Agreement shall require ServiceMaster or any ServiceMaster Welfare Plan to transfer assets or reserves with respect to the ServiceMaster Welfare Plans to TruGreen or the TruGreen Welfare Plans.

Section 4.2.                                 Adoption of Health and Welfare Plans.

(a)                                 Comparable Terms.  Effective as of the completion of the Business Separation, TruGreen shall adopt or shall cause to be adopted for the benefit of eligible TruGreen Employees, health and welfare plans, including, but not limited to, plans providing (i) executive long-term disability insurance and (ii) health, dental and life insurance benefits (the “TruGreen Welfare Plans”) that are substantially the same as the benefits provided under the corresponding ServiceMaster Welfare Plan in which such individuals were participating immediately prior to the completion of the Business Separation.  Notwithstanding the immediately preceding sentence, TruGreen or its Subsidiaries may alter the terms and conditions of the TruGreen Welfare Benefit Plans relative to the terms and conditions of the ServiceMaster Welfare Benefit Plans to the extent that TruGreen or its Subsidiaries reasonably determines in good faith that it can not provide substantially the same benefits at a commercially reasonable cost because (i) the number of persons who will be participants in the TruGreen Welfare Plans is significantly smaller than the number of participants in the ServiceMaster Welfare Plans immediately prior to the completion of the Business Separation, (ii) the TruGreen Welfare Plan will be funded through an insured arrangement, while the corresponding ServiceMaster Welfare Plan was funded under a self-insured arrangement or (iii) of the inability of the TruGreen Benefit Plans to procure on commercially reasonable terms contracts with the same third party vendors who assisted in administering the ServiceMaster Welfare Plans.  For purposes of the immediately preceding sentence, an amount up to or equal to 105% of the costs incurred by TruGreen or its Subsidiaries in respect of the TruGreen Welfare Plans, as determined on a per capita basis, immediately prior to the completion of the Business Separation shall be deemed to be commercially reasonable.  In addition, TruGreen and its Subsidiaries shall retain the right to modify, amend, alter or terminate the terms of any TruGreen Welfare Plan to the same extent that the SVM Group had such rights under the corresponding ServiceMaster Welfare Plan.

(b)                                 Terms of Participation in TruGreen Welfare Plans.  TruGreen shall cause the TruGreen Welfare Plans to waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any TruGreen Employees and Transition Employees other than such limitations, exclusions, and conditions that were in effect with respect to TruGreen Employees as of the completion of the Business Separation, in each case under the corresponding ServiceMaster Welfare Plan.

(c)                                  COBRA.  As of the Distribution Date, TruGreen or its Subsidiaries shall be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to TruGreen Employees and any of their dependents having rights derived from such TruGreen Employees for the period after the Distribution Date.  TruGreen or its Subsidiaries shall assume any Liabilities of ServiceMaster and the ServiceMaster Plans to provide COBRA coverage to any TruGreen Employee, any former TruGreen Employee, and any of their dependents who incurred a qualifying event under COBRA on or prior to the Distribution Date and who is still eligible to receive such continuing coverage after the Distribution Date.

(d)                                 Workers’ Compensation Claims.  Effective on the completion of the Business Separation, TruGreen or its Subsidiaries shall be responsible for all Liabilities for TruGreen Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia and that arise on or after the completion of the Business Separation.  Notwithstanding the preceding sentence, after the completion of the Business Separation, TruGreen may seek indemnification with respect to any workers’ compensation claims arising entirely from occurrences prior to the completion of the Business Separation pursuant to Article VIII of the Separation and Distribution Agreement.  With respect to any claim for worker’s compensation or similar benefits by a TruGreen Employee made after the completion of the Business Separation, TruGreen or its Subsidiaries shall be solely responsible for such claim and for complying with all applicable laws with respect thereto.

ARTICLE V.

401(K) PLANS

Section 5.1.                                 Establishment of the TruGreen 401(k) Plan.  Prior to the completion of the Business Separation, TruGreen shall take any and all steps necessary or appropriate to establish, or cause one or more of its Subsidiaries to establish, a defined contribution plan and trust to be effective as of the completion of the Business Separation for the benefit of hourly and salaried TruGreen Employees (the “TruGreen 401(k) Plan”).  The TruGreen 401(k) Plans shall have terms substantially similar in all material respects to the ServiceMaster 401(k) Plan.  TruGreen or its Subsidiaries shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the TruGreen 401(k) Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempted from Federal income taxation under Section 501(a)(1) of the Code.  For the avoidance of doubt, nothing in this Section 5.1 shall be construed to require TruGreen or its Subsidiaries to maintain any investment option which the fiduciaries (as such term is defined in Section 3(21) of ERISA) of the TruGreen 401(k) Plan deem to be imprudent or inappropriate for the TruGreen 401(k) Plan or which cannot be maintained without commercially unreasonable cost or administrative burden for the TruGreen 401(k) Plan and its administrator.

Section 5.2.                                 Assumption of Liabilities and Transfer of Assets.

(a)                                 Transfer of Liabilities.  Effective as of the completion of the Business Separation, but subject to the asset transfer specified in Section 5.2(b) below, the TruGreen 401(k) Plan shall assume and be solely responsible for all Liabilities for or relating to TruGreen Employees under the ServiceMaster 401(k) Plan.  TruGreen or its Subsidiaries shall be responsible for all ongoing rights of or relating to TruGreen

Employees for future participation (including the right to make contributions through payroll deductions) in the TruGreen 401(k) Plans.

(b)                                 Trust to Trust Transfer.  Effective as of the completion of the Business Separation (or such other date as may be agreed between the Parties), ServiceMaster shall cause the account balances (including any outstanding loan balances) in the ServiceMaster 401(k) Plan attributable to TruGreen Employees to be transferred in cash and in-kind (including, but not limited to, participant loans), to the TruGreen 401(k) Plan, and TruGreen or its Subsidiaries shall cause the TruGreen 401(k) Plan to accept such transfer or accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the ServiceMaster 401(k) Plans relating to the accounts of TruGreen Employees (to the extent those assets related to those accounts are actually transferred from the ServiceMaster 401(k) Plan).  The transfer shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA.  Subject to the generally applicable requirements of this Section 5.2(b), the named fiduciaries (as such term is defined in ERISA) of the TruGreen 401(k) Plans and the ServiceMaster 401(k) Plans shall cooperate in good faith to effect the transfers contemplated by this Section 5.2(b) in an efficient and effective manner and in the best interests of participants and beneficiaries, including, but not limited to, determining whether and to what extent any investments held under the ServiceMaster 401(k) Plan (other than participant loans) shall be liquidated prior to the transfer date to enable the value of such investments to be transferred to the TruGreen 401(k) Plan in cash or cash equivalents.

ARTICLE VI.

EQUITY BASED AND OTHER LONG-TERM INCENTIVE AWARDS

Section 6.1.                                 General Treatment of Outstanding Awards; Adoption of New Stock Incentive Plan.

(a)                                 Distribution of Shares.  Each Combined Group Employee shall continue to hold his or her shares of ServiceMaster Common Stock subject to the terms and conditions of the ServiceMaster MSIP and the applicable subscription agreement pursuant to which such shares were acquired.  Subject to and pursuant to the terms and conditions set forth in the Separation and Distribution Agreement, on the Distribution Date, Holdings shall distribute to each Combined Group Employee holding shares of ServiceMaster Common Stock as of the Record Date, one share of TruGreen Common Stock for each share of ServiceMaster Common Stock held by such Combined Group Employee on the Record Date.

(b)                                 Crediting of RSUs and DSUs.  Each Combined Group Employee shall continue to hold his or her ServiceMaster RSUs and ServiceMaster DSUs subject to the terms and conditions of the ServiceMaster MSIP and the applicable agreements evidencing such ServiceMaster RSUs and ServiceMaster DSUs.  Under the terms of the Common Group Employees’ agreements evidencing the ServiceMaster RSUs and ServiceMaster DSUs, if Holdings makes any distribution of ServiceMaster Common Stock or other securities (such as the distribution of TruGreen Common Stock to ServiceMaster Common Stock holders), Holdings is required to credit the Common Group Employees’ account with that number of additional shares of other securities that would have been distributed with respect to that number of shares of ServiceMaster Common Stock underlying the Common Group Employee’s ServiceMaster RSUs and ServiceMaster DSUs as of the record date of the distribution.  Accordingly, in connection with and subject to the occurrence of the Distribution as set forth in the Separation and Distribution Agreement, on the Distribution Date; (i) each Combined Group Employee holding ServiceMaster RSUs as of the Record Date shall be credited with one TruGreen RSU for each ServiceMaster RSU held by such Combined Group Employee on the Record Date; and (ii) each Combined Group Employee holding ServiceMaster DSUs as of the Record Date shall be credited with one TruGreen DSU for each ServiceMaster DSU held by such Combined Group Employee on the Record Date.

(c)                                  Conversion of Options.  Under Section 3.3 of the ServiceMaster MSIP, if and to the extent necessary or appropriate to reflect any extraordinary dividend or other similar transaction affecting the ServiceMaster Common Stock (such as the distribution of TruGreen Common Stock to ServiceMaster Common Stock holders), the Board of Directors of Holdings (the “Board”) is authorized to proportionately adjust the number, class, exercise price or other terms of any outstanding ServiceMaster Awards, including ServiceMaster Options.  On or before the date hereof, the Board has approved, and Holdings shall take or cause to be taken all actions necessary to cause, the following adjustments to be made to ServiceMaster Option as of the Distribution Date but subject to the occurrence of the Distribution as set forth in the Separation and Distribution Agreement: (i) each ServiceMaster Option held by a ServiceMaster Employee as of the Record Date shall be adjusted by dividing the number of shares of ServiceMaster Common Stock underlying such Option by the ServiceMaster Conversion Ratio and multiplying the per share exercise price of such ServiceMaster Option by the ServiceMaster Conversion Ratio, and (ii) each ServiceMaster Option held by a TruGreen Employee as of the Record Date shall be converted to a TruGreen Option, with the number of shares of TruGreen Common Stock underlying such TruGreen Option to be determined by dividing the number of shares of ServiceMaster Common Stock underlying the ServiceMaster Option by the TruGreen Conversion Ratio, and the per share exercise price of such TruGreen Option to be determined by multiplying the per share exercise price of the ServiceMaster Option by the TruGreen Conversion Ratio.

(d)                                 Terms of ServiceMaster Awards and TruGreen Awards.  Under Section 3.3 of the ServiceMaster MSIP, the Board is authorized to make such provisions with respect to the holders of outstanding ServiceMaster Awards as the Board determines necessary or appropriate to reflect any extraordinary dividend or other similar transaction affecting the ServiceMaster Common Stock (such as the distribution of TruGreen Common Stock to ServiceMaster Common Stock holders).  On or before the date hereof, the Board has approved, and Holdings shall take or cause to be taken all actions necessary to cause, TruGreen Awards issued pursuant to Sections 6.2(a), 6.2(b) and 6.2(c) hereof to have terms and conditions substantially similar to the corresponding terms and conditions of the corresponding ServiceMaster Awards, with such modifications as the Board deems necessary or appropriate to reflect the employment of ServiceMaster Employees with the SVM Group following the Distribution and the employment of TruGreen Employees with the TG Group following the Distribution.  In addition, on or prior to the Distribution Date, the Board shall take such actions as it deems necessary to modify ServiceMaster Awards as it deems necessary or appropriate to reflect the employment of ServiceMaster Employees with the SVM Group following the Distribution and the employment of TruGreen Employees with the TG Group following the Distribution.  The terms and conditions of ServiceMaster Awards and TruGreen Awards, as so modified by the Board, shall be set forth in the documentation evidencing the ServiceMaster Awards and TruGreen Awards, which documentation shall be distributed to ServiceMaster Employees and TruGreen Employees on or about the Distribution Date.

(e)                                  Assumption of Liability; Settlement of TruGreen Awards.  Subject to any applicable Law and/or the terms and conditions of any guaranty, financing or security agreement or document entered into by the TG Group, Controlled hereby assumes all Liabilities with respect to TruGreen Awards issued to TruGreen Employees and ServiceMaster Employees in connection with the Distribution and agrees that (i) Controlled shall honor the TruGreen RSUs, TruGreen DSUs and TruGreen Options, and (ii) Controlled shall issue the number of shares of TruGreen Common Stock underlying such TruGreen DSUs, TruGreen RSUs or TruGreen Options according to the terms and conditions set forth in the documentation evidencing such TruGreen Awards.

(f)                                   Cooperation.  Subject to applicable Law and taking into consideration the terms and conditions of any guaranty, financing or security document entered into by the SVM Group or the TG Group, the Parties agree to cooperate in good faith and consider administering ServiceMaster Awards and TruGreen Awards consistently upon termination of employment of a TruGreen Employee or a ServiceMaster Employee.  Without limiting the generality of the foregoing,

(i)                                     Controlled shall notify Holdings of a separation from service of a TruGreen Employee holding ServiceMaster Awards, and identify the reason for such separation from service as soon as reasonably practicable before such separation from service but in any event not later than ten (10) business days following such separation from service,

(ii)                                  Holdings shall notify Controlled of a separation from service of a ServiceMaster Employee holding TruGreen Awards, and identify the reason for such separation from service as soon as reasonably practicable before such separation from service but in any event not later than ten (10) business days following such separation from service,

(iii)                               to the extent the employee holds shares of TruGreen Common Stock, Controlled shall notify Holdings within ten (10) business days prior to exercising its right to repurchase all or a portion of a TruGreen Employee’s or a ServiceMaster Employee’s shares of TruGreen Common Stock, and to the extent the employee holds shares of ServiceMaster Common Stock, for the one year period following the Distribution Date, subject to applicable Law and taking into consideration the terms and conditions of any guaranty, financing or security document entered into by the SVM Group and such other factors that Holdings deems necessary or appropriate, Holdings shall, upon such notice, use reasonably practicable efforts under the circumstances to repurchase the same portion of such TruGreen Employee’s or ServiceMaster Employee’s shares of ServiceMaster Common Stock, and

(iv)                              to the extent the employee holds shares of ServiceMaster Common Stock, Holdings shall notify Controlled within ten (10) business days prior to exercising its right to repurchase all or a portion of a ServiceMaster Employee’s or a TruGreen Employee’s shares of ServiceMaster Common Stock, and to the extent the employee holds shares of TruGreen Common Stock, for the one year period following the Distribution Date, subject to applicable Law and taking into consideration the terms and conditions of any guaranty, financing or security document entered into by the TG Group and such other factors that Controlled deems necessary and appropriate, Controlled shall, upon such notice, use reasonably practicable efforts under the circumstances to repurchase the same portion of such ServiceMaster Employee’s or TruGreen Employee’s shares of TruGreen Common Stock.

Each Party agrees to coordinate with the other Party to provide each other with the necessary information to enable each Party to fulfill its obligation pursuant to this Article VI.

(g)                                  Tax Reporting and Withholding for Equity-Based Awards.  The SVM Group will be responsible for (i) all income, payroll, or other tax reporting related to income of TruGreen Employees from ServiceMaster Awards, and (ii) remitting applicable tax withholdings for such income to each applicable taxing authority; it being understood that in taking such actions the SVM Group shall be acting as the agent for the

TG Group.  The TG Group will be responsible for (i) all income, payroll, or other tax reporting related to income of ServiceMaster Employees from TruGreen Awards, and (ii) remitting applicable tax withholdings for such income to each applicable taxing authority; it being understood that in taking such actions the TG Group shall be acting as the agent for the SVM Group.  The SVM Group and the TG Group acknowledge and agree that the Parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

(h)                                 Adoption of TruGreen Stock Incentive Plan.  As of the Distribution Date, Controlled shall adopt the TruGreen SIP for purposes of awarding TruGreen employees, officers and non-employee directors equity-based compensation on the terms and conditions set forth in the TruGreen SIP.  The TruGreen SIP shall have substantially the same terms and conditions as the ServiceMaster MSIP; provided that Controlled shall retain the right to modify, amend, alter or terminate the terms of the TruGreen SIP to the same extent that ServiceMaster had such rights under the ServiceMaster MSIP.

ARTICLE VII.

SHORT TERM INCENTIVES

Section 7.1.                                 Incentive Plans.  The TG Group shall pay, or shall cause to be paid, to TruGreen Employees short-term incentive awards under the Annual Bonus Plan with respect to the year 2013, subject to the terms and conditions of the Annual Bonus Plan; provided, that, a TruGreen Employee who is employed by the TG Group as of the payment date under the Annual Bonus Plan shall be deemed to be employed for purposes of determining eligibility for payment under the Annual Bonus Plan.  ServiceMaster shall reimburse the TG Group for the amount of such short-term incentive awards and any associated FICA incurred by the TG Group.  The SVM Group and the TG Group acknowledge and agree that the Parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

ARTICLE VIII.

DEFERRED COMPENSATION PLANS

Section 8.1.                                 Establishment of the TruGreen DCP.  Prior to the completion of the Business Separation, Controlled or its Subsidiaries shall take steps to establish a nonqualified deferred compensation plan to be effective as of the completion of the Business Separation for the benefit of TruGreen Employees (the “TruGreen DCP”) that is substantially similar to the ServiceMaster DCP.  Controlled or its Subsidiaries shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer the TruGreen DCP in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

Section 8.2.                                 Liabilities Under the ServiceMaster DCP.  All Liabilities, other than in respect of ServiceMaster DSUs, accrued under the ServiceMaster DCP related to TruGreen Employees and TruGreen DSUs (whether such TruGreen DSUs are held by TruGreen Employees or ServiceMaster Employees) shall be assumed by and, be the sole responsibility of, Controlled or its Subsidiaries.  For the avoidance of doubt, all Liabilities in respect of ServiceMaster DSUs (whether such ServiceMaster DSUs are held by TruGreen Employees or ServiceMaster Employees) shall be retained by and, be the sole responsibility of, Holdings or its Subsidiaries.

Section 8.3.                                 Asset Transfer.  Immediately after the completion of the Business Separation, Holdings, its Subsidiaries or the funding vehicle established by Holdings or its Subsidiaries to assist in satisfying the liabilities under the ServiceMaster DCP shall transfer to Controlled, its Subsidiaries or a funding vehicle established by Controlled or its Subsidiaries to assist in satisfying the liabilities under the TruGreen DCP, assets in such form as Holdings or its Subsidiaries shall reasonably determine equal to the product of (i) the value as of the completion of the Business Separation of any reserves established by Holdings or its Subsidiaries to assist in satisfying the liabilities under the ServiceMaster DCP multiplied by (ii) a fraction, the numerator of which is the estimated liabilities under the ServiceMaster DCP in respect of TruGreen Employees and the denominator of which is the estimated aggregate liabilities to all participants under the ServiceMaster DCP; provided, however, that liabilities related to ServiceMaster DSUs and TruGreen DSUs shall be excluded for purposes of the forgoing calculation.  Any TruGreen Common Shares distributed in the Distribution to the funding vehicle established by Holdings or its Subsidiaries to assist it in satisfying the liabilities in respect of the ServiceMaster DSUs shall, on the Distribution Date, be transferred to the funding vehicle established by Controlled or its Subsidiaries to assist in satisfying the liabilities in respect of TruGreen DSUs.  All valuations or estimations necessary or appropriate to determine the asset transfer described in this Section 8.3 shall be made by Holdings or its Subsidiaries in good faith.

ARTICLE IX.

TRANSITION EMPLOYEES

Section 9.1.                                 Transition Employees.  The Parties agree that the individuals providing services under the Transition Services Agreement (the “Transition Employees”) shall be employed by the SVM Group during a transition period beginning on the Business Separation and ending on a date to be agreed upon between ServiceMaster and TruGreen (for each such Transition Employee, the “Transfer Date”).  Except as provided in this Agreement, the Transition Employees will be treated as ServiceMaster Employees for purposes of this Agreement.

Section 9.2.                                 Non-Solicitation; Offer of Employment with the TG Group.  The Parties hereby acknowledge and agree that, except for offers of employment by TruGreen or a member of the TG Group as provided in Article IX of this Agreement, the Non-Solicitation provision agreed to by the Parties in the Separation and Distribution Agreement shall apply in respect of the Transition Employees.  On or before the Transfer Date, TruGreen may, or may cause a member of the TG Group, to offer employment to the Transition Employee as of the Transfer Date, with such terms and conditions of employment as TruGreen or such member of the TG Group shall deem appropriate.  The employment of each Transition Employee who accepts TruGreen’s offer of employment shall be transferred to the TG Group as of the Transfer Date.  As of the applicable Transfer Date, the applicable member of the TG Group shall credit each Transition Employee with the amount of accrued but unused vacation time, paid time off and other time off benefits as such Transition Employee had with the SVM Group immediately prior to such Transfer Date under the vacation policies then in effect.  With respect to each Transition Employee who accepts TruGreen’s or the TG Group member’s offer of employment, each TruGreen Mirror Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the completion of the Transfer Date, were recognized under the corresponding ServiceMaster Plan (for periods immediately before the Transfer Date) shall receive full recognition, credit, and validity and be taken into account under such TruGreen Mirror Plan to the same extent as though arising under such TruGreen Mirror Plan, except to the extent that duplication of benefits would result.  Notwithstanding the immediately preceding sentence, in no event shall the crediting of service or any other action taken pursuant to the immediately preceding sentence result in the duplication of benefits for any Transition Employee under any ServiceMaster Plan and any TruGreen Plan.

Section 9.3.                                 Severance.  For the avoidance of doubt, the Parties acknowledge that ServiceMaster may, in its sole discretion, amend or modify its severance guidelines to the extent ServiceMaster deems appropriate, so that any Transition Employee accepting TruGreen’s offer of employment shall not be eligible to receive severance under such guidelines as a result of the transfer of the Transition Employee’s employment from the SVM Group to the TG Group.

Section 9.4.                                 Rollover of Account Balances for Transition Employees.  TruGreen shall cause the TruGreen 401(k) accept a direct rollover of the ServiceMaster 401(k) account balances of any Transition Employee that elects to make a direct rollover as of such Transition Employee’s Transfer Date.

Section 9.5.                                 Equity.  Except as otherwise determined by the Parties (in a manner consistent with Section 409A of the Code), each Transition Employee who commences employment with the TG Group shall be deemed to have experienced a termination of employment for purposes of the terms and conditions of such Transition Employee’s ServiceMaster Awards and TruGreen Awards as of the Transfer Date.

Section 9.6.                                 ServiceMaster DCP.  For the avoidance of doubt, the Parties acknowledge that, for purposes of the ServiceMaster DCP, each Transition Employee who commences employment with the TG Group shall experience a termination of employment as of the Transfer Date.

ARTICLE X.

GENERAL AND ADMINISTRATIVE

Section 10.1.                          Sharing of Information.  Subject to any consents required or any other restrictions imposed by any applicable Law, each Party shall each provide to the other Party and its agents and vendors all information that such other Party may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans and the ServiceMaster Awards and TruGreen Awards and to determine the scope of, and to fulfill, its obligations under this Agreement.  Any information shared or exchanged pursuant to this Agreement shall be kept confidential by the Parties and used only for and to the extent necessary to establish, maintain and administer the plans, programs and agreements as contemplated by this Agreement.

Section 10.2.                          Employee Records.  Subject to any consents required or any other restrictions imposed by any applicable Law, ServiceMaster shall provide to TruGreen copies of any and all employment records and information (including, but not limited to, any personnel files, Form I-9, Form W-2 or other IRS forms) with respect to TruGreen Employees (and, on the applicable Transfer Dates, with respect to Transition Employees).  Such provision of records and information generally shall occur as soon as administratively practicable on or after the Business Separation (or, with respect to Transition Employees, on or after the applicable Transfer Date).

Section 10.3.                          Cooperation.

(a)                                 General Corporation.  Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable (including, without limitation, any actions required under applicable laws and regulations) to fulfill their respective duties obligations contemplated by this Agreement.  The actions described in the immediately preceding sentence shall include, without limitation, adopting plans or plan amendments and the payment of compensation due to any ServiceMaster Employee, any TruGreen Employee.  Each of the Parties hereto shall cooperate fully on any issue relating to the duties and obligations contemplated by this Agreement for which the other

Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities.

(b)                                 Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 10.4.                          Survival.  This Agreement shall survive the Distribution Date.

Section 10.5.                          Interpretation.  Section 14.12 of the Separation and Distribution Agreement is incorporated herein by reference.

Section 10.6.                          No Third Party Beneficiaries.

(a)                                 Nothing in this Agreement shall confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(b)                                 Nothing in this Agreement shall create any right of any Person to object or to refuse to assent to TruGreen’s assumption of, succession to or creation of any Individual Agreement, or other agreement or plan, program or arrangement relating to employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c)                                  Nothing in this Agreement shall amend or shall be construed to amend any plan, program or arrangement described in or contemplated by this Agreement.

Section 10.7.                          Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be made or given in accordance with the provisions of Section 14.4 of the Separation and Distribution Agreement.

Section 10.8.                          Governing Law; Jurisdiction.  Section 14.10 of the Separation and Distribution Agreement is incorporated herein by reference.

Section 10.9.                          Specific Performance.  Section 14.13 of the Separation and Distribution Agreement is incorporated herein by reference.

Section 10.10.                   Dispute  Article XI of the Separation and Distribution Agreement is incorporated herein by reference.

Section 10.11.                   No Assignment; No Amendment; Counterparts.  This Agreement may not be assigned by either Party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.  This Agreement may not be amended or supplemented except by an agreement in writing signed by ServiceMaster and TruGreen.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each Party has caused its duly authorized officer to execute this Agreement, as of the date first written above.

THE SERVICEMASTER COMPANY, LLC

By:	/s/ Alan J. M. Haughie
	Name:	Alan J.M. Haughie
	Title:	Senior Vice President and Chief
Financial Officer

SERVICEMASTER GLOBAL HOLDINGS, INC. (solely for purposes of Section 2.2(ii) and Article VI)

By:	/s/ Alan J.M. Haughie
	Name:	Alan J. M. Haughie
	Title:	Chief Financial Officer

TRUGREEN LIMITED PARTNERSHIP

By:	TruGreen, Inc., its general partner

By:	/s/ David W. Martin
	Name:	David W. Martin
	Title:	Senior Vice President and Chief
Financial Officer

TRUGREEN HOLDING CORPORATION solely for purposes of Section 2.2(iii) and Article VI)

By:	/s/ David W. Martin
	Name:	David W. Martin
	Title:	Senior Vice President and Chief
Financial Officer

[Signature Page to Employee Matters Agreement]

List of Omitted Schedules

The following schedules to the Employee Matters Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC, TruGreen Limited Partnership and TruGreen Holding Corporation have not been provided herein:

Schedule A                                   Employees

Schedule B                                   Liabilities

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.